PREFERRED B SHARES
                           OF PRIMEHOLDINGS.COM, INC.

         The undersigned, Thomas E. Aliprandi and David E. Shepardson III, hereby certify that:

         IV. They are the duly elected and acting President and  Vice-President,
respectively,   of   PRIMEHOLDINGS.COM,   INC.,  a  Delaware   corporation  (the
"Company").

         V. The Certificate of Incorporation of the Company authorizes 5,000,000 shares of preferred stock, par value $.001 per share, of which 500,000 have been designated as Preferred A Shares.

         VI. The following is a true and correct copy of resolutions duly adopted by the Board of Directors on March 27, 2000, which constituted all requisite action on the part of the Company for adoption of such resolutions.

                                   RESOLUTIONS

         WHEREAS, the Board of Directors of the Company (the "Board of Directors") is authorized to provide for the issuance of the shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof;

         WHEREAS, the Board of Directors desires, pursuant to its authority as aforesaid, to designate a new series of preferred stock, set the number of shares constituting such series and fix the rights, preferences, privileges and restrictions of such series.

         NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby designates a new series of preferred stock and the number of shares constituting such series and fixes the rights, preferences, privileges and restrictions relating to such series as follows:

         1. Designation, Amount, Par Value and Rank. A series of preferred stock shall be designated as Preferred B Shares, and the number of shares so designated shall be 500,000. Each share of Preferred B Shares shall have a par value of $.001 per share. The holders of the Preferred B Shares will have no preemptive rights with respect to any shares of capital stock of the Company or any other securities of the Company convertible into or carrying rights or options to purchase any such shares. The Preferred B Shares will not be subject to any sinking fund or other obligations of the Company to redeem or retire the Preferred B Shares. Unless converted, the Preferred B Shares will be perpetual.

         2. Voting Rights. The holder of each share of the Preferred B Shares shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred B Shares could be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any shareholder's meeting in accordance with the Bylaws of the Company. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred B Shares held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

         3. Preference as to Earnings, Assets and Liquidation.

         (a) The Preferred B Shares will rank, with respect to right on liquidation, senior to all classes of Common Stock and on parity with the Preferred A Shares and with all future series of preferred stock established on or after the date hereof by the Board of Directors which does not expressly provide that it ranks senior to or junior to the Preferred B Shares as to rights on liquidations, winding-up and dissolution. In the event of liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the Preferred B Shares of the Company shall be entitled, before any assets of the Company shall be distributed among or paid over to the holders of the Common Stock, to be paid in full the face value of $1.00 per share of Preferred B Shares, along with all accumulated interest and/or dividends, if any. After payment in full of the above preferential rights of the holders of the Preferred B Shares, the holders of the Preferred B Shares will not be entitled to any further participation in any distribution of assets by the Company. Neither the sale or transfer of all or substantially all the assets of the Company, nor the merger or consolidation of the Company into or with any other corporation or a merger of any other corporation with or into the Company, will be deemed to be a liquidation, dissolution or winding up of the Company.

         (b) If the assets distributable on such liquidation, dissolution or winding up (whether voluntary or involuntary), shall be insufficient to permit the payment to the holders of Preferred B Shares and other preferred shares that are in parity the Preferred B Shares, then such assets or the proceeds thereof shall be distributed among the holders of Preferred B Shares and other preferred shares that are in parity with the Preferred B Shares ratably in proportion to the respective amounts the holders of such shares of stock would be entitled to receive if they were paid the full preferential amounts aforesaid.

         (c) The Company shall pay to each holder of shares of the Preferred B Shares simple interest at a rate of ten percent (10%) per annum on the aggregate purchase price of the Preferred B Shares purchased by each such holder. The interest is payable within sixty (60) days of the end of the prior fiscal year. If the Company fails to make any interest payment when such payment is due, the unpaid interest payment shall bear interest at a rate of ten percent (10%) per annum from the date of the end of the fiscal year in which the interest accrued until the payment is made.

         4. Conversion.

         (a) Upon fourteen (14) days written notice, each share of Preferred B Shares may be converted into one (1) share of Common Stock voluntarily upon the written request of a holder of such shares of Preferred B Shares pursuant to
Section 4(b). Holders of Preferred B Shares may convert all or any number of his or her Preferred B Shares from time to time at the sole discretion of the holder.

         (b) Before any holder of Preferred B Shares shall be entitled to convert the same into shares of Common Stock, he or she shall surrender the certificate or certificates thereof, duly endorsed, at the office of the Company or of any transfer agent for such stock, and shall give written notice to the Company at such office that he or she elects to convert the same and shall state therein the name or names in which he or she wishes the certificate or certificates for the number of shares of Common Stock to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred B Shares, a certificate or certificates for the number of shares of Common Stock to which he or she shall be entitled as aforesaid. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the date of issue.

         5. Company Calls for Conversion. The Company may, in its discretion, call for the conversion of the Preferred B Shares into Common Stock on a mandatory one for one basis if and when, and only if and when, the closing bid price of the Common Stock in the over the counter securities markets or other publicly traded securities medium is equal to or greater than $2.50 per share for five (5) consecutive trading days. In the event the Company exercises this mandatory call conversion feature, holders of Preferred B Shares will be given notice and their shares will automatically become, by operation of law, Common Stock at the expiration of the notice.

         6. Adjustments for Combinations, Subdivisions, Reclassifications and Reorganizations.

         (a) In the event that this Company at any time or from time to time after the date hereof shall declare or pay any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the conversion ratio in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that this Company shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Company shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercises of such rights to acquire Common Stock.

         (b) If the Common Stock issuable upon conversion of the Preferred B Shares shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 8(a) above), the conversion ratio then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Preferred B Shares shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Preferred B Shares immediately before that change.

         7. Miscellaneous Provisions.

         (a) The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred B Shares against impairment.

         (b) The Company shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Preferred B Shares pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

         (c) The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred B Shares, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred B Shares; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred B Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to this Certificate.

         (d) No fractional share shall be issued upon the conversion of any share or shares of Preferred B Shares. All shares of Common Stock (including fractions thereof) issuable upon conversion or more than one shares of Preferred B Shares by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Company shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors of the Company).

         (e) Any notice required by the provisions of this Certificate of Designation to be given to the holders of Preferred B Shares shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.

         (f) For the purpose of effecting the conversion of the shares of Preferred B Shares, the Company shall at all times reserve and keep available, free from preemptive rights and out of its authorized but unissued Common Stock, the full number of shares of Common Stock then deliverable upon the conversion of all shares of Preferred B Shares then outstanding.

         IN WITNESS WHEREOF, PRIMEHOLDINGS.COM, INC. has caused this certificate to be signed by Thomas E. Aliprandi, its President, and attested by David E. Shepardson III, its Vice-President, this 27th day of March, 2000.


                                                  PRIMEHOLDINGS.COM, INC.


                                                   /s/ Thomas E. Aliprandi
                                                   -------------------------
                                                   Thomas E. Aliprandi
                                                   President

Attest:


By:  /s/ David E. Shepardson III
     ------------------------------
     David E. Shepardson III
     Vice-President